Exhibit 10.46

July 1, 2010

John C. Ross
54 Beveridge Drive
North York ON M3A 1P3

Dear John:

Re: Grant of Nonqualified Stock Options

We are pleased to advise you that on July 1, 2010, the board of directors (the “Board”) of Xtra-Gold Resources Corp. (“Xtra-Gold”) authorized the award to you (sometimes hereinafter referred to as the “Optionee”) of an option to purchase 90,000 shares of our common stock at a par value $.001 per share (the “Options”), upon the following terms and conditions:

1. The Options are granted to you in accordance with and subject to the terms and conditions of Xtra-Gold’s 2005 Equity Compensation Plan (the “Plan” or the “Option Plan”).

2. The Options are granted to you as an officer of Xtra-Gold.

3. The Options are nonqualified stock options.

4. The Options have a three (3) year term (the “Option Period”) and are exercisable, on a pro rata basis as set forth in paragraph 8 hereunder, commencing on August 1, 2010, in accordance with the vesting schedule set out hereunder and shall terminate at 5:00 p.m. (Eastern Standard Time) on July 1, 2013 (the “Expiry Date”).

5. The price at which the Options may be exercised is $1.15 per share.

6. The Options are transferable to a nominee as may be designated by you from time to time and may be exercised, in whole or in part, during the exercise period, as set forth herein or otherwise in accordance with the terms and conditions of the Plan.

CORPORATE OFFICE
Suite 301, 360 Bay Street, Toronto ON, M5H 2V6 Canada

PHONE: (416) 366 4227	E-MAIL: pzyla@xtragold.com
FAX: (416) 981-3055	WEB SITE: www.xtragold.com

Mr. John C. Ross	- 2 -	July 1, 2010

7. The exercise price and number of underlying shares issuable upon exercise of the Options (the “Option Shares”) are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

8. The Options are to vest pro rata over the Option Period on a monthly basis in accordance with the following schedule:

Pro Rata Portion of the Options	Vesting Period

2,500	on the 1st day of each month of the Option Period following the date of grant from August 1, 2010 to July 1, 2013

9.	(a)

Any portion of the Options that have vested and have not been exercised in a particular month shall accrue to the benefit of the Optionee (the “Accrued Options”) and in connection therewith, you shall have the right to exercise the Accrued Options for a period of time as may be set out in the Option Plan referred to in subparagraph 9(g) hereunder or in accordance with securities laws governing Xtra-Gold, but in no event shall the Accrued Options be exercised later than the earlier of (i) the Expiry Date; and (ii) the exercise date contemplated in subparagraphs 9(b), (c), (d) and (e) hereunder.

(b)

In the event of the voluntary resignation by you as a director of Xtra-Gold, all Accrued Options granted pursuant to paragraph 2 must be exercised within 90 days from the date of your resignation from the office for which you were granted the Options, failing which the Accrued Options will be cancelled.

(c)

In the event of your death during the Option Period, all Accrued Options must be exercised by your estate within one (1) year from the date of your death, failing which the Accrued Options will be cancelled.

(d)

In the event that you are not re-elected as a director of Xtra-Gold, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options and 100% of the unvested Options (the “Unvested Options”); provided, however that the Options referred to in this subparagraph must be exercised no later than 90 days following such termination, failing which such Options will be cancelled.

(e)

In the event of a change of control of Xtra-Gold (as defined herein), you will have the right to exercise the Options within 90 days following the completion of such change of control. For clarity purposes, a “Change of Control” shall mean the occurrence of (i) any person, other than an Employee (as such term is used in Section 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or (ii) (ii) the individuals who at the commencement date of this Agreement, constitute the Board, cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then in office who were directors at the commencement of this Agreement; or (iii) there is a failure to elect two (2) or more candidates nominated by management of the Company to the Board; or (d) the business of the Company is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of our Company) or otherwise.

Mr. John C. Ross	- 3 -	July 1, 2010

(f)

The share certificate or certificates issued as a result of the exercise of Options from time to time shall bear a restrictive legend with respect to the resale of the shares issued in connection therewith. The applicable hold period shall be six (6) months from the date of issuance of the Option Shares and may only be resold in accordance with Rule 144.

(g)

Xtra-Gold implemented and adopted the Option Plan which implementation and adoption was approved in writing by the Board in June 2005. Xtra-Gold was not required nor did it obtain stockholder approval of the Option Plan.

(h)	The Options shall at all times be subject to the terms of this Option Agreement and the Option Plan.

10. Xtra-Gold provides no assurance that there will be a public market into which you can sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

11. In order to exercise the vested Options, you must provide us with written notice that you are exercising all or a portion of such Options. The written notice must specify the number of Option Shares that you are exercising your Options for, and must be accompanied by the exercise price described in paragraph 5 above. Your Option Shares will be issued to you within approximately one (1) week following our receipt of your exercise notice and cleared funds evidencing payment in full of the exercise price.

12. No rights or privileges of a stockholder of Xtra-Gold are conferred by reason of the grant of the Options to you. You will have no rights of a stockholder until you have delivered your exercise notice to us and we have received the exercise price of the Options in cleared funds and Xtra-Gold has delivered a share certificate or certificates to you evidencing the shares arising out of such exercise.

Mr. John C. Ross - 4 - July 1, 2010

13. You understand that the Plan contains important information about your Options and your rights with respect to the Options. The Plan includes (a) terms relating to your right to exercise the Options; (b) important restrictions on your ability to transfer the Options or Option Shares; and (c) early termination of the Options following the occurrence of certain events, including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Options by way of execution of this Agreement, you agree to abide by the terms and conditions of this Agreement and the Plan.

14. As a smaller reporting company, Xtra-Gold is subject to many of the risks and uncertainties associated with such a company. We may never operate profitably. The exercise of your Options is a speculative investment and there is no assurance that you will realize a profit on the exercise of your Options.

15. The Options will become effective upon your acknowledgment and agreement of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

16. This Agreement and Plan contain all of the terms and conditions of your Options and supercedes all prior agreements or understandings relating to your Options. This Agreement shall be governed by the laws of the State of Nevada without regard to the conflicts of laws and provisions thereof. This Agreement may not be amended orally and any amendment must be made in writing.

We appreciate your continued support and contributions and are hopeful that your Options will provide financial benefits to you in the future.

Yours very truly,

XTRA-GOLD RESOURCES CORP.

Paul N. Zyla
President

AGREED TO AND ACCEPTED this 1st day of July, 2010.

John Charles Ross